At Home Group Inc. Announces Second Quarter Fiscal 2021 Financial Results

●	Delivers Q2 net sales increase of 50.5% and comparable store sales[1] increase of 42.3%
●	Achieves Q2 net income of $89.4 million, EPS of $1.39 and Adjusted EBITDA[1] of $159.7 million
●	Total liquidity of $305.8 million; Net Debt[1] to Adjusted EBITDA[1] ratio of 1.4x on a trailing twelve months basis
●	On August 20, 2020, issued $275 million of Senior Secured Notes due 2025; Repaid term loan in full
●	On August 28, 2020, extended the maturity of ABL Facility by three years to 2025

Plano, Texas, September 1, 2020 -- At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced its financial results for its second quarter ended July 25, 2020.

Lee Bird, Chairman and Chief Executive Officer, stated, “We delivered the best quarter in the Company’s history in terms of comparable store sales, profitability and free cash flow, as well as our lowest leverage ratio since our IPO. We believe many of the key factors driving our strong performance have continued into the third quarter of fiscal 2020. To that effect, Q3 has started off exceptionally well with quarter-to-date comparable store sales relatively in line with Q2, as we continue to gain market share.”

Mr. Bird continued, “As a team, we are focused on putting At Home in a strong position to generate consistent and predictable results over the long term. Our revised long-term strategy put in place last year is yielding positive results this year, and we believe it will continue to propel us going forward. In addition, the recent completion of our debt refinancing provides us financial flexibility, addresses a key investor concern, and along with strong results, puts us in our best financial shape since going public four years ago.”

For the Thirteen Weeks Ended July 25, 2020

●	The Company opened one new store in the second quarter of fiscal 2021 and ended the quarter with 219 stores in 40 states. The Company has opened a net 15 stores since the second quarter of fiscal 2020, representing a 7.4% increase.
●	Net sales increased 50.5% to $515.2 million from $342.3 million in the quarter ended July 27, 2019 driven by 42.3% increase in comparable store sales[1] and the net increase in open stores. The increase in comparable store sales[1] was driven by strong demand as we reopened our stores following the lifting of state and local restrictions related to COVID-19, and the continued rollout of our omni channel initiatives.
●	Gross profit increased 95.3% to $196.1 million from $100.4 million in the second quarter of fiscal 2020. Gross margin increased 880 basis points to 38.1% from 29.3% in the prior year period. The increase was primarily driven by leverage on our occupancy costs, depreciation expense and distribution center costs as a result of increase in comparable store sales.
●	Selling, general and administrative expenses (“SG&A”) decreased $8.1 million or 10.6% to $68.6 million from $76.7 million in the prior year period, primarily due to our efforts to curtail spending during the COVID-19 pandemic, including on marketing and advertising, pre-opening and other variable costs. Adjusted SG&A1 decreased 10.8% to $67.2 million compared to $75.4 million in the second quarter of fiscal 2020. Adjusted SG&A1 as a percentage of net sales improved by 900 basis points to 13.0% from 22.0%, primarily due to operating leverage and reduced spending during the COVID-19 pandemic.
●	Operating income was $125.2 million compared to $21.8 million in the second quarter of fiscal 2020. Adjusted operating income[1] was $126.7 million compared to $23.2 million in the second quarter of fiscal 2020. Adjusted operating margin[1] increased 1,780 basis points to 24.6% compared to 6.8% driven by the gross margin and adjusted SG&A1 factors described above.
●	Interest expense decreased to $6.2 million from $8.2 million in the second quarter of fiscal 2020, primarily due to a significant paydown of our revolving credit facility (“ABL Facility”) and decreases in the average interest rates applicable to our variable rate debt during the period.
●	Income tax expense was $29.7 million compared to $3.2 million in the second quarter of fiscal 2020. The effective tax rate was 24.9% compared to 23.5% in the second quarter of fiscal 2020.
●	Net income was $89.4 million compared to $10.4 million in the second quarter of fiscal 2020. Adjusted Net Income[1] was $90.6 million compared to $11.4 million in the second quarter of fiscal 2020.
●	EPS was $1.39 compared to $0.16 in the second quarter of fiscal 2020. Pro forma adjusted EPS[1] was $1.41 compared to $0.18 in the second quarter of fiscal 2020.

●	Adjusted EBITDA[1] was $159.7 million compared to $47.1 million in the second quarter of fiscal 2020.

For the Twenty-six Weeks Ended July 25, 2020

●	Net sales increased 8.7% to $705.1 million from $648.6 million in the first half of fiscal 2020, primarily driven by the net increase in open stores. Comparable store sales[1] increased 0.3% driven by strong demand as we reopened our stores following the lifting of state and local mandates related to COVID-19, partially offset by lost sales due to mandated store closures in the first half of fiscal 2021.
●	Gross profit increased 12.8% to $212.5 million from $188.4 million in the first half of fiscal 2020. Gross margin increased 100 basis points to 30.1% from 29.1% in the prior year period primarily due to a decrease in distribution center costs and lower freight expenses.
●	SG&A decreased $18.5 million or 12.1% to $135.1 million compared to $153.6 million in the first half of fiscal 2020, primarily due to our efforts to curtail spending during the COVID-19 pandemic, including on marketing and advertising, pre-opening and other variable costs. Adjusted SG&A1 decreased $17.7 million or 11.7% to $133.7 million compared to $151.4 million in the first half of fiscal 2020. Adjusted SG&A1 as a percentage of net sales decreased 440 basis points primarily due to reduced spending during the COVID-19 pandemic and operating leverage due to increase in sales.
●	Operating loss was $246.8 million compared to operating income of $47.7 million in the first half of fiscal 2020 primarily due to a non-cash goodwill impairment charge of $319.7 million recognized in the first quarter of fiscal 2021 and the impact of mandated store closures due to the COVID-19 pandemic. Adjusted operating income[1] increased 122.4% to $74.4 million from $33.5 million in the first half of fiscal 2020. Adjusted operating margin[1] increased 540 basis points to 10.6% driven by the gross margin and adjusted SG&A1 factors described above.
●	Interest expense decreased $2.9 million to $13.1 million from $16.0 million in the first half of fiscal 2020 due to reduced average borrowings under our ABL Facility in addition to decreases in the average interest rates applicable to our variable rate debt during the period.
●	Income tax expense was $9.6 million compared to $7.4 million in the first half of fiscal 2020. The effective tax rate was (3.7)% compared to 23.4% in the first half of fiscal 2020. The effective tax rate for the first half of fiscal 2021 differed from the statutory rate primarily due to the tax impact of the non-cash goodwill impairment charge and net operating loss carryback provisions under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES” Act).
●	Net loss was $269.5 million compared to net income of $24.3 million in the first half of fiscal 2020. Adjusted Net Income[1] was $51.3 million compared to $13.3 million in the first half of fiscal 2020.
●	EPS was $(4.20) compared to $0.37 in the first half of fiscal 2020. Pro forma adjusted EPS[1] was $0.80 compared to $0.20 in the first half of fiscal 2020.
●	Adjusted EBITDA[1] increased 79.3% to $145.0 million from $80.9 million in the first half of fiscal 2020.

Sale-Leaseback Transactions

In July 2020, the Company sold three of its properties in Grand Chute, Wisconsin; Cincinnati, Ohio; and Lutz, Florida for a total of approximately $33 million. Contemporaneously, with the closing of the sale, the Company entered into leases pursuant to which we leased back the properties.

Balance Sheet Highlights as of July 25, 2020

●	Net inventories decreased 30.0% to $305.5 million from $436.7 million as of July 27, 2019, primarily due to strong demand for our products as we reopened our stores following the lifting of state and local mandates related to COVID-19 and reduced inventory purchases during the time our stores were temporarily closed.
●	Total liquidity was $305.8 million, including cash of $32.4 million and borrowings available under our ABL Facility of $273.4 million.
●	Long-term debt was $359.5 million compared to $336.3 million as of July 27, 2019. There was no outstanding amount under our ABL Facility revolving credit loans as of July 25, 2020 compared to $276.4 million outstanding as of July 27, 2019.

Subsequent Events

●	On August 20, 2020, the Company issued $275 million aggregate principal amount of 8.75% Senior Secured Notes due 2025. Using the net proceeds of the issuance of the Senior Secured Notes together with cash on the balance sheet, the Company repaid all outstanding amounts under its existing term loan. The total outstanding amount on the term loan as of July 25, 2020 was $334.2 million.
●	On August 28, 2020, certain subsidiaries of the Company entered into the Ninth Amendment to Credit Agreement with Bank of America, N.A., which amended the ABL Agreement to, among other things, extend the maturity of revolving credit loans provided thereunder by three years to August 28, 2025.

(1)	Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including, where applicable, reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below.

Outlook & Key Assumptions

Given the unprecedented and continued uncertainty related to COVID-19, the Company is not providing third quarter and fiscal year 2021 guidance at this time.

Conference Call Details

A conference call to discuss the second quarter fiscal 2021 financial results is scheduled for today, September 1, 2020, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-0789 (international callers please dial 1-201-689-8562) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.athome.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.athome.com for 90 days.

Terminology

We define certain terms used in this release as follows:

"Adjusted EBITDA" means net income (loss) before net interest expense, income tax provision and depreciation and amortization, adjusted for the impact of certain other items as defined in our debt agreements, including certain legal settlements and consulting and other professional fees, stock-based compensation expense, impairment charges, loss (gain) on sale-leaseback, non-cash rent and other adjustments.

“Adjusted Net Income” means net income (loss) , adjusted for impairment charges, loss (gain) on sale-leaseback, payroll tax expenses related to initial public offering non-cash stock-based compensation expense (the “IPO Grant”), the income tax impact associated with the IPO Grant stock option exercises and other adjustments, which include other transaction costs.

“Adjusted operating income” means operating income (loss), adjusted for impairment charges, loss (gain) on sale-leaseback, payroll tax expenses related to the IPO Grant stock option exercises and other adjustments, which include other transaction costs.

“Adjusted SG&A” means selling, general and administrative expenses adjusted for certain expenses, including payroll tax expenses related to the IPO Grant stock option exercises and other adjustments, which include other transaction costs.

"Comparable store sales" means, for any reporting period, the change in period-over-period net sales for the comparable store base, beginning with stores on the second day of the sixteenth full fiscal month following the store's opening. When a store is being relocated or remodeled, we exclude sales from that store in the calculation of comparable store sales until the first day of the sixteenth full fiscal month after it reopens. As it relates to At Home, “two-year comparable store sales basis” refers to the sum of the increase (decrease) in comparable store sales for each of the current and preceding fiscal years.

“EPS” means diluted earnings per share.

“GAAP” means accounting principles generally accepted in the United States.

“Pro-forma Adjusted EPS” means Adjusted Net Income divided by pro-forma diluted weighted average shares outstanding.

“Pro forma diluted weighted average shares outstanding means diluted share count on a pro forma basis.

“Store-level Adjusted EBITDA” means Adjusted EBITDA, adjusted further to exclude the impact of costs associated with new store openings and certain corporate overhead expenses which we do not consider in our evaluation of the ongoing operating performance of our stores from period to period.

“Net Debt” includes borrowing under the revolving credit facility, current portion of long-term debt, long-term debt and financing obligations, less unamortized deferred debt issuance cost and cash and cash equivalents. Net Debt excludes operating lease liabilities recognized in accordance with ASC 842 Leases.

“Leverage ratio” means Net Debt divided by Adjusted EBITDA for the trailing twelve months.

“Free cash flow” means net cash provided by operating activities, less net cash used in investing activities.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate", "are confident", "assumed", "believe", "continue", "could", "estimate", "expect", "intend", “look forward”, "may", "might", "on track", “outlook”, "plan", "potential", "predict", “reaffirm”, "seek", "should", “trend” or "vision", or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our assumptions for future financial performance, as well as statements about the markets in which we operate, expected new store openings, our real estate strategy, growth targets, potential growth opportunities, market share, impact of expected stock option exercises, future capital expenditures, and estimates of expenses we may incur in connection with equity incentive awards to management and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this document are forward-looking statements. Furthermore, statements contained in this document relating to the recent global outbreak of the novel coronavirus disease (COVID-19), the impact of which remains inherently uncertain on our financial results, are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended January 25, 2020 as well as those factors updated in “Item 1A. Risk Factors” of our Quarterly Report on Form 10-Q for the fiscal quarter ended July 25, 2020 and other reports that we file with the Securities and Exchange Commission  (“SEC”), may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this document.

About At Home Group Inc.

At Home (NYSE:HOME), the home decor superstore, offers more than 50,000 on-trend home products to fit any budget or style, from furniture, mirrors, rugs, art and housewares to tabletop, patio and seasonal decor. At Home is headquartered in Plano, Texas, and currently operates 219 stores in 40 states. For more information, please visit us online at investor.athome.com.

-Financial Tables to Follow-

AT HOME GROUP INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	July 25, 2020	January 25, 2020	July 27, 2019
Assets
Current assets:
Cash and cash equivalents	$32,405	$12,082	$13,106
Inventories, net	305,484	417,763	436,692
Prepaid expenses	10,403	10,693	9,750
Other current assets	13,059	7,634	19,803
Total current assets	361,351	448,172	479,351
Operating lease right-of-use assets	1,298,736	1,176,920	1,083,554
Property and equipment, net	666,004	714,188	730,786
Goodwill	—	319,732	569,732
Trade name	1,458	1,458	1,458
Debt issuance costs, net	974	1,218	1,455
Restricted cash	9	3	2,515
Noncurrent deferred tax asset	—	16,815	21,204
Other assets	2,255	1,041	957
Total assets	$2,330,787	$2,679,547	$2,891,012
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$75,639	$119,191	$136,297
Accrued and other current liabilities	121,980	112,667	122,394
Revolving line of credit	—	235,670	276,390
Current portion of operating lease liabilities	91,837	65,188	61,617
Current portion of long-term debt	8,376	4,862	3,970
Income taxes payable	1,122	137	—
Total current liabilities	298,954	537,715	600,668
Operating lease liabilities	1,325,230	1,195,564	1,097,376
Long-term debt	359,485	334,251	336,261
Financing obligations	—	—	9,326
Other long-term liabilities	3,675	3,406	3,974
Total liabilities	1,987,344	2,070,936	2,047,605
Shareholders' Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 64,188,269, 64,106,061 and 64,046,808 shares issued and outstanding, respectively	642	641	640
Additional paid-in capital	661,388	657,038	653,135
(Accumulated deficit) retained earnings	(318,587)	(49,068)	189,632
Total shareholders' equity	343,443	608,611	843,407
Total liabilities and shareholders' equity	$2,330,787	$2,679,547	$2,891,012

AT HOME GROUP INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 25, 2020	July 27, 2019	July 25, 2020	July 27, 2019

Net sales	$515,244	$342,321	$705,090	$648,585
Cost of sales	319,117	241,923	492,613	460,136
Gross profit	196,127	100,398	212,477	188,449

Operating expenses
Selling, general and administrative expenses	68,606	76,716	135,072	153,645
Impairment charges	—	—	319,732	—
Depreciation and amortization	2,159	1,869	4,372	3,630
Total operating expenses	70,765	78,585	459,176	157,275
(Loss) gain on sale-leaseback	(115)	—	(115)	16,528

Operating income (loss)	125,247	21,813	(246,814)	47,702
Interest expense, net	6,172	8,235	13,143	16,004
Income (loss) before income taxes	119,075	13,578	(259,957)	31,698
Income tax provision	29,652	3,196	9,562	7,433
Net income (loss)	$89,423	$10,382	$(269,519)	$24,265

Earnings per share:
Net income (loss) per common share:
Basic	$1.39	$0.16	$(4.20)	$0.38
Diluted	$1.39	$0.16	$(4.20)	$0.37
Weighted average shares outstanding:
Basic	64,185,226	64,040,467	64,157,613	63,856,645
Diluted	64,186,307	64,660,121	64,157,613	65,264,232

AT HOME GROUP INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Twenty-six Weeks Ended
	July 25, 2020	July 27, 2019
Operating Activities
Net (loss) income	$(269,519)	$24,265
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	36,057	33,831
Non-cash lease expense	38,924	32,628
Impairment charges	319,732	-
Non-cash interest expense	1,435	1,128
Loss (gain) on sale-leaseback	115	(16,528)
Deferred income taxes	17,130	(1,142)
Stock-based compensation	4,379	3,485
Other non-cash losses, net	1,457	956
Changes in operating assets and liabilities:
Inventories	112,279	(54,669)
Prepaid expenses and other current assets	(5,560)	(9,672)
Other assets	(1,214)	(12)
Accounts payable	(35,050)	10,081
Accrued liabilities	17,735	2,877
Income taxes payable	985	-
Operating lease liabilities	(4,425)	(15,861)
Net cash provided by operating activities	234,460	11,367
Investing Activities
Purchase of property and equipment	(38,534)	(141,515)
Net proceeds from sale of property and equipment	32,545	63,808
Net cash used in investing activities	(5,989)	(77,707)
Financing Activities
Payments under lines of credit	(465,120)	(404,670)
Proceeds from lines of credit	229,450	460,050
Payment of debt issuance costs	(5,510)	(397)
Proceeds from issuance of long-term debt	35,664	-
Payments on financing obligations	-	(60)
Proceeds from financing obligations	-	9,571
Payments on long-term debt	(2,598)	(1,976)
(Payments for) proceeds from stock, including tax	(28)	5,977
Net cash (used in) provided by financing activities	(208,142)	68,495
Increase in cash, cash equivalents and restricted cash	20,329	2,155
Cash, cash equivalents and restricted cash, beginning of period	12,085	13,466
Cash, cash equivalents and restricted cash, end of period	$32,414	$15,621

Supplemental Cash Flow Information
Cash paid for interest	$12,863	$14,449
Cash (received) paid for income taxes	$(6,848)	$16,131
Supplemental Information for Non-cash Investing and Financing Activities
(Decrease) increase in current liabilities of property and equipment	$(16,543)	$11,822

Non-GAAP Measures

Certain financial measures presented in this release, such as comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA, are not recognized under GAAP.

We present comparable store sales, which is not a recognized financial measure under GAAP, because it allows us to evaluate how our store base is performing by measuring the change in period-over-period net sales in stores that have been open for the applicable period. We present Adjusted EBITDA and Store-level Adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as interest, depreciation, amortization, loss on extinguishment of debt, impairment charges and taxes. We present adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma diluted weighted average shares outstanding and pro forma adjusted EPS, which are not recognized financial measures under GAAP, because we believe investors’ understanding of our operating performance is enhanced by the disclosure of selling, general and administrative expenses, operating income, net income and earnings per diluted share adjusted for items that we do not believe are indicative of our core operating performance.

You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating our non-GAAP measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentations. In particular, Store-level Adjusted EBITDA does not reflect costs associated with new store openings, which are incurred on a limited basis with respect to any particular store when opened and are not indicative of ongoing core operating performance, and corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. In addition, comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

Comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. We compensate for these limitations by relying primarily on our GAAP results and using comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA only as supplemental information.

AT HOME GROUP INC.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except share and per share data)

The tables below reconcile the non-GAAP financial measures of adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS, Adjusted EBITDA and Store-level Adjusted EBITDA to their most directly comparable GAAP financial measures.

Reconciliation of selling, general and administrative expenses to adjusted SG&A

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 25, 2020	July 27, 2019	July 25, 2020	July 27, 2019

Selling, general and administrative expenses, as reported	$68,606	$76,716	$135,072	$153,645
Adjustments:
Payroll tax expense related to IPO Grant stock option exercises(a)	—	(10)	—	(46)
Merchandising department restructuring(b)	—	(870)	—	(870)
Other(c)	(1,375)	(474)	(1,375)	(1,373)
Adjusted selling, general and administrative expenses	$67,231	$75,362	$133,697	$151,356

Reconciliation of operating income (loss) to adjusted operating income

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 25, 2020	July 27, 2019	July 25, 2020	July 27, 2019

Operating income (loss), as reported	$125,247	$21,813	$(246,814)	$47,702
Adjustments:
Impairment charges(d)	—	—	319,732	—
Loss (gain) on sale-leaseback	115	—	115	(16,528)
Payroll tax expense related to IPO Grant stock option exercises(a)	—	10	—	46
Merchandising department restructuring(b)	—	870	—	870
Other(c)	1,375	474	1,375	1,373
Adjusted operating income	$126,737	$23,167	$74,408	$33,463
Adjusted operating margin	24.6%	6.8%	10.6%	5.2%

Reconciliation of diluted weighted average shares outstanding as reported to pro forma diluted weighted average shares outstanding

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 25, 2020	July 27, 2019	July 25, 2020	July 27, 2019

Diluted weighted average shares outstanding	64,186,307	64,660,121	64,157,613	65,264,232
Dilutive effect of stock options and other awards(e)	—	—	13,738	—
Pro forma diluted weighted average shares outstanding	64,186,307	64,660,121	64,171,351	65,264,232

Reconciliation of net income (loss) to Adjusted Net Income and pro forma adjusted EPS

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 25, 2020	July 27, 2019	July 25, 2020	July 27, 2019

Net income (loss), as reported	$89,423	$10,382	$(269,519)	$24,265
Adjustments:
Impairment charges(d)	—	—	319,732	—
Loss (gain) on sale-leaseback	115	—	115	(16,528)
Payroll tax expense related to IPO Grant stock option exercises(a)	—	10	—	46
Merchandising department restructuring(b)	—	870	—	870
Other(c)	1,375	474	1,375	1,373
Tax impact of adjustments to net income (loss)(f)	(357)	(308)	(357)	3,304
Tax benefit related to IPO Grant stock option exercises(g)	—	(7)	—	(13)
Adjusted Net Income	90,556	11,421	51,346	13,317
Pro forma diluted weighted average shares outstanding	64,186,307	64,660,121	64,171,351	65,264,232
Pro forma adjusted EPS	$1.41	$0.18	$0.80	$0.20

(a)	Payroll tax expense related to stock option exercises associated with the IPO Grant, which we do not consider in our evaluation of our ongoing performance.
(b)	Includes certain employee related costs incurred as part of restructuring our merchandising department.
(c)	Other adjustments include amounts our management believes are not representative of our ongoing operations, including for each of the thirteen and twenty-six weeks ended July 25, 2020, costs relating to the write-off of certain site selection costs that occurred as a result of the COVID-19 pandemic.
(d)	Represents a non-cash impairment charge of $319.7 million related to full impairment of goodwill.
(e)	Reflects the dilutive impact of stock options utilizing the treasury stock method with regard to pro forma adjusted net income in the period.
(f)	Represents the income tax impact of the adjusted expenses using the annual effective tax rate excluding discrete items. After giving effect to the adjustments to net income (loss), the adjusted effective tax rate for the thirteen and twenty-six weeks ended July 25, 2020 was 24.9% and 16.2%, respectively. The adjusted effective tax rate for the thirteen and twenty-six weeks ended July 27, 2019 was 23.5% and 23.7%, respectively.
(g)	Represents the income tax benefit related to stock option exercises associated with the IPO Grant.

Reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Store-level Adjusted EBITDA

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 25, 2020	July 27, 2019	July 25, 2020	July 27, 2019

Net income (loss), as reported	$89,423	$10,382	$(269,519)	$24,265
Interest expense, net	6,172	8,235	13,143	16,004
Income tax provision	29,652	3,196	9,562	7,433
Depreciation and amortization(a)	17,908	17,301	36,057	33,831
EBITDA	143,155	39,114	(210,757)	81,533
Impairment charges(b)	—	—	319,732	—
Loss (gain) on sale-leaseback	115	—	115	(16,528)
Consulting and other professional services(c)	355	719	630	2,300
Stock-based compensation expense(d)	2,316	1,637	4,379	3,485
Non-cash rent(e)	12,833	4,257	30,065	8,633
Other(f)	879	1,420	879	1,474
Adjusted EBITDA	159,653	47,147	145,043	80,897
Costs associated with new store openings(g)	2,098	7,539	5,678	14,599
Corporate overhead expenses(h)	23,522	24,086	48,540	47,983
Store-level Adjusted EBITDA	$185,273	$78,772	$199,261	$143,479

(a)	Includes the portion of depreciation and amortization expenses that are classified as cost of sales in our condensed consolidated statements of operations.
(b)	Represents a non-cash impairment charge of $319.7 million related to full impairment of goodwill.
(c)	Primarily consists of (i) consulting and other professional fees with respect to projects to enhance our merchandising and human resource capabilities and other company initiatives; and (ii) other transaction costs.
(d)	Non-cash stock-based compensation expense related to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers and non-employee directors.
(e)	Consists of the non-cash portion of rent, which reflects the extent to which our GAAP straight-line rent expense recognized exceeds or is less than our cash rent payments. The GAAP straight-line rent expense adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth. For newer leases, our rent expense recognized typically exceeds our cash rent payments while for more mature leases, rent expense recognized is typically less than our cash rent payments. In fiscal year 2021, due to the COVID-19 pandemic, we have renegotiated leases to include significant deferrals which has resulted in higher non-cash rent expense.
(f)Other adjustments include amounts our management believes are not representative of our ongoing operations, including:
●	for each of the thirteen and twenty-six weeks ended July 25, 2020, costs relating to the write-off of certain site selection costs that occurred as a result of the COVID-19 pandemic.
●	for each of the thirteen and twenty-six weeks ended July 27, 2019, costs incurred of $1.4 million related to the restructuring of our merchandising department.
(g)	Reflects non-capital expenditures associated with opening new stores, including marketing and advertising, labor and cash occupancy expenses. Costs related to new store openings represent cash costs, and you should be aware that in the future we may incur expenses that are similar to these costs. We anticipate that we will continue to incur cash costs as we open new stores in the future. We opened one and 13 new stores during the thirteen weeks ended July 25, 2020 and July 27, 2019, respectively, and seven and 24 new stores during the twenty-six weeks ended July 25, 2020 and July 27, 2019, respectively.
(h)	Reflects corporate overhead expenses, which are not directly related to the profitability of our stores, to facilitate comparisons of store operating performance as we do not consider these corporate overhead expenses when evaluating the ongoing performance of our stores from period to period. Corporate overhead expenses, which are a component of selling, general and administrative expenses, are comprised of various home office general and administrative expenses such as payroll expenses, occupancy costs, marketing and advertising, and consulting and professional fees. See our discussion of the changes in selling, general and administrative expenses presented in our Quarterly Report on Form 10-Q for the thirteen and twenty six weeks ended July 25, 2020 in “—Results of Operations”. Store-level Adjusted EBITDA should not be used as a substitute for consolidated measures of profitability or performance because it does not reflect corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. We anticipate that we will continue to incur corporate overhead expenses in future periods.

Investor Relations:

At Home Group, Inc.

Arvind Bhatia, CFA / Bethany Johns

972.265.1299 / 972.265.1326

InvestorRelations@AtHome.com

Media
Carey Marin
214.914.1157
MediaRelations@AtHome.com

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